Exhibit 99

To Accenture Colleagues, Clients and Shareholders:

I am writing to let you know that I was very recently diagnosed with colon cancer. I am pleased to report that I have already had surgery, which went very well. I will now move to the next phase of my treatment. I have been advised by my doctors that I will be able to stay actively involved in the day-to-day operations of the company throughout this process. I will, however, reduce my travel during the treatment period, which is expected to be a few months.

Our Board of Directors has been briefed and is fully supportive. I know I can count on my leadership team at Accenture who will continue to serve our clients every day in the marketplace.

I appreciate your support and good wishes.

Pierre

Pierre Nanterme

Chairman & CEO

Accenture